Exhibit 3.1.1

CERTIFICATE OF AMENDMENT TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CATALYTIC CAPITAL INVESTMENT CORPORATION

Russell I. Pillar hereby certifies that:

ONE: The date of filing the original Certificate of Incorporation of this company with the Secretary of State of the State of Delaware was February 8, 2006.

TWO: He is the duly elected and acting Chief Executive Officer of Catalytic Capital Investment Corporation, a Delaware corporation.

THREE: The Amended and Restated Certificate of Incorporation of this company is hereby amended and restated to read as follows:

1. The Third Article shall be amended and restated to read in its entirety as follows:

“Third. Subject to the immediately succeeding sentence, the purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law (“DGCL”). In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges which are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation; provided, however, that in the event a Business Combination (as defined below) is not consummated prior to the Termination Date (as defined below), then the purposes of the Corporation shall automatically, with no action required by the board of directors or the stockholders, on the Termination Date be limited to effecting and implementing the dissolution and liquidation of the Corporation and the taking of any other actions expressly required to be taken herein on or after the Termination Date and the Corporation’s powers shall thereupon be limited to those set forth in Section 278 of the DGCL and as otherwise may be necessary to implement the limited purposes of the Corporation as provided herein.”

FOUR: All other provisions of the Amended and Restated Certificate of Incorporation shall remain in full force and effect.

* * * *

FIVE: This Certificate of Amendment to Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Company.

SIX: This Certificate of Amendment to Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the DGCL. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Company.

IN WITNESS WHEREOF, CATALYTIC CAPITAL INVESTMENT CORPORATION has caused this Certificate of Amendment to Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this 31st day of May, 2006.

CATALYTIC CAPITAL INVESTMENT CORPORATION

By:	/s/ Russell I. Pillar
Russell I. Pillar, Chief Executive Officer